EXHIBIT 99.1

For Immediate Release

LIBERTY SELF-STOR, INC.; REPORTS 2003 RESULTS

CLEVELAND, April 7, 2004 – Liberty Self-Stor, Inc. (OTC bulletin Board: LSSI) today announced that its funds from operations (FFO) from its 19 self storage facilities for the year ended December 31, 2003 were $1,132,460 or $0.36 per share basic and diluted. This is an increase of $469,697, or 70.9% compared to the year ended December 31, 2002, when the FFO were $662,763. The increase is largely due to the decrease in interest expense attributable to lower variable rates on existing mortgages at more favorable interest rates. Additionally the net loss for the year ended December 31, 2002 includes an $84,817 expense, net of minority interest, due to a change in accounting principle.

Liberty is a self-storage real estate investment trust (REIT) headquartered in Mentor, Oh. It owns and operates 19 self-storage facilities located in Ohio and New York. All 19 facilities are operated under the “Liberty Self-Stor, LTD.” trade name.

Any investor or potential investor in Liberty must consider the risks stated in filings by Liberty with the Securities and Exchange Commission, including Liberty’s Form 10-KSB for the year ended December 31, 2003 and other periodic filings.

April 7, 2004

/Contact: C. Jean Mihitsch, Chief Financial Officer of Liberty Self-Stor, Inc., 440-974-3770